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                                                               Exhibit 10.01

               AMENDED AND RESTATED EMPLOYMENT AGREEMENT BETWEEN
                  KAMRAN KHEIROLOMOOM AND VIEWSTAR CORPORATION

         This Agreement is entered into between Kamran Kheirolomoom ("Executive") and ViewStar Corporation ("Company") this 9th day of October, 1995 ("Execution Date") and is effective upon the effective date of the merger between the Company and Caere Corporation ("Caere") ("Effective Date"). This Agreement, when effective, shall supersede any and all prior agreements relating to Executive's employment with the Company.

                                    RECITALS
         WHEREAS Executive has been continuously employed by Company since its founding in 1986, serving previously as President and since May 1994 as Chairman of the Board of Directors; and

         WHEREAS Company's Board of Directors ("Board") has now requested Executive to defer his planned departure from the Company and remain actively employed by the Company with the specific objective of repositioning it going forward; and

         WHEREAS Executive has agreed to accept such assignment under the terms and conditions set forth below.

         NOW, THEREFORE, the parties mutually agree as follows:

1. Employment. Executive is employed by the Company on a full-time basis and shall serve as its President and Chief Executive Officer reporting to the Board of Directors, effective July 26, 1995 through the period ending July 31, 1996 ("Employment Term").

2. Salary and Operating Bonus. (a) During the Employment Term, Executive shall continue to receive not less than his current salary and eligibility for an operating incentive bonus of 40% of his then current base salary based on achievement of Company performance goals at Plan.

         (b) His base salary will be reviewed not later than January, 1996 by the Board on the same basis as the Board shall review compensation of other executive officers, and shall consider changes in relevant cost of living indices and the Company's performance, including growth in revenue, operating income and overall performance according to the Company's Plan.

         (c) His operating bonus eligibility will be based on satisfaction of certain operating performance goals mutually determined and reviewed annually or more frequently as appropriate by the Board in consultation with Executive, and will concern such matters as revenue, pre-tax profitability and return on shareholders' equity. The above notwithstanding, half of Executive's annual bonus (20% of base salary) will be paid twice-monthly pursuant to the Company's regular payroll practices, regardless of actual Company performance. So long as he remains employed, the remaining annual bonus will be paid based on actual Company performance compared to Plan consistent with Company practice at the time regarding payment of executive bonuses.


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3.  Benefits; Expenses during Employment. During his employment hereunder,
Executive will continue to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plans of the Company to the extent eligible and that are available to comparable employees. The Company will reimburse Executive for all reasonable business and travel expenses actually incurred and paid by Executive in the performance of his services in accordance with the Company's expense reimbursement policies in effect at the time.

4. Severance Payment. Upon termination of his employment pursuant to the provisions of Section 10 below, Company shall pay to Executive the sum of $258,000 ("Severance Payment"), payable in a lump sum at the time of termination or on January 15, 1996, whichever is later.

5. Consultant. At the end of the Employment Term, unless mutually extended, or at the termination of his employment in the event such termination should occur prior to July 31, 1996, Executive's status as an employee shall terminate and convert automatically to consultant status for a 12 month period ("Consulting Term.") During the Consulting Term, Executive will be available to provide consulting services to the Company up to two days per month and as mutually agreed.

6. Payments and Benefits after Employment. For the duration of the Consulting Term or July 31, 1997 whichever is later, Executive shall be entitled to: (a) reimbursement of all reasonable business and travel expenses actually incurred or paid in the performance of his services as consultant in accordance with the Company's expense reimbursement policies in effect; (b) so long as he complies with the non-compete and non-solicitation provisions set forth below, his existing options (pursuant to agreements dated April 6, 1992 and June 14, 1993 as amended) ("Existing Stock Options") and his Additional Stock Option (see Attachment A, 1994 Stock Option Grant) ("Additional Stock Option") will continue to vest. (c) For a period of eighteen (18) months from termination of his employment, the Company will pay directly or otherwise reimburse Executive for continued coverage under any group health plans currently existing or as they may be modified, pursuant to the Consolidated Omnibus Budget Reconstruction Act of 1985, as amended ("COBRA").

7. Consulting Fee. (a) As compensation for the consulting services to be provided by Executive pursuant to this Agreement, as well as compensation for Executive's agreement not to solicit current employees, not to hire current employees and not to compete with the Company following employment termination as set forth below in Sections 12 and 13, Company shall pay to Executive the sum of $400,000, payable in a lump sum upon termination of his employment.

         (b) Company shall use its best efforts to obtain approval as soon as practicable, whether from the holders of more than 75% of the Company's voting shares (excluding any shares which Executive may hold) or otherwise to the extent required, for the Severance Payment, the Consulting Fee and any other payments under this Agreement to be excluded from the definition of the term "parachute payment" under Section 280G of the Internal Revenue Code.

8. Existing Stock Option Grants. Executive's Existing Stock Options will continue to vest through the Employment Term and the Consulting Term or July 31, 1997 whichever is later. Further, they will continue to vest thereafter if he remains as a director of the Company and/or continues to provide



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consulting services as mutually agreed, so long as he complies with the non-compete and non-solicitation provisions set forth in paragraphs 12 and 13 of this Agreement. The non-compete requirements shall terminate immediately if the Company has filed for creditor protection (as defined).

         The Company shall loan Executive sufficient funds to exercise his Existing Stock Options through one loan made at the same time as Executive exercises such options. The loan shall be secured by the shares purchased and shall be full recourse. The loan shall bear interest at the minimum rate necessary to avoid imputation of interest to the Company. The loan shall be due and payable in full on the earlier of (a) three years from the date the loan is made or (b) 18 months after the date the Company completes an IPO or
(c) 18 months after the shares received upon exercise of the options become freely tradable on the open market. A portion of the principal amount of the loan shall be due and payable on the date of the sale of any portion of the stock securing the loan. The portion of the loan which becomes due upon each such sale shall equal the initial principal amount multiplied by (i) the number of shares being sold divided by (ii) the number of shares which initially secure the loan.

9. Additional Stock Option Grant. Company reaffirms the Additional Stock Option Grant to purchase 50,000 shares of the Company's Common Stock previously granted Executive, the terms of which are set forth in Attachment A to this Agreement.

10.  Benefits on Termination:

         a. If Company terminates Executive for cause (defined below) during the Employment Term, he will be entitled to receive only the salary and benefits earned or accrued and expense reimbursement through the termination date.

         For purposes of this Agreement, termination for "cause" shall mean (i) the willful failure by the Executive to substantially perform his material duties for 60 days after written demand for substantial improvement in performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, (ii) the Executive's failure (in a material respect) to follow reasonable and lawful policies or directives established by the Board within 10 days after written notice to the Executive by the Board that the Executive is not following such policies or directives, (iii) demonstrated bad faith conduct that is materially detrimental to the Company, or (iv) the conviction of the Executive of any crime involving the property or business of the Company.

         b. If Company terminates Executive without cause during the Employment Term, he will be entitled to be paid: (i) the remainder of the salary and bonus he would have received through the Employment Term had he remained employed through that period, payable pursuant to the Company's regular payroll practices through Employment Term; (ii) the Severance Payment as provided and payable in paragraph 4 above; (iii) payment of the additional bonus if appropriate following the 1995 and 1996 fiscal year audits, or alternatively, at the Company's sole option, payment at termination of an additional fixed bonus amount of 20% of his base salary; (iv) payment of his Consulting Fee as provided in paragraph 7 above; and (v) payment of amounts necessary to maintain his health benefits coverage for 18 months as set forth in paragraph 6


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above.  In addition, stock vesting for Existing Stock Options and the Additional
Stock Option shall continue as provided above in paragraphs 6, 8 and 9.

         For purposes of this Agreement, termination "without cause" shall mean termination for any reason other than "cause" as herein defined or "voluntary resignation," including but not limited to any change in Executive's position, duties (stated or actual), reporting structure or compensation, unless agreed to in advance and in writing by Executive.

         c. If Executive voluntarily resigns his employment during the Employment Term, he will be entitled to receive only the salary and benefits earned or accrued plus expense reimbursement through the resignation date.

         d. If Executive dies during the Employment Term, his employment shall terminate and his rights and benefits (or those of his estate) shall be determined under the Company's appropriate benefit plans pursuant to the provisions of those plans then in effect.

         e. Company may terminate Executive's employment during the Employment Term on the basis of disability by giving him thirty (30) days' advance notice in writing. For all purposes under this Agreement, "disability" shall mean that the Executive, at the time notice is given, has been unable to substantially perform his duties under this Agreement for a period of not less than six (6) consecutive months as the result of his incapacity due to physical or mental illness. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment under this subsection (f) becomes effective, the notice of termination shall automatically be deemed to have been revoked. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of termination for Disability. The Executive's rights under the Company's benefit plans shall be determined under the provisions of those plans.

11. Change of Control. For purposes of this Agreement, a "Change of Control" of the Company shall be deemed to have occurred if (i) the Company sells or otherwise disposes of all or substantially all of its assets; (ii) there is a merger or consolidation of the Company with any other corporation or corporations, provided that the shareholders of the Company, as a group, do not hold, immediately after such event, at least 50% of the voting power of the surviving or successor corporation; or (iii) any person or entity, including any "person" as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (exclusive of persons who are now officers or directors of the Company), becomes the "beneficial owner" (as defined in the Exchange Act) of Common Stock of the Company representing 50% or more of the combined voting power of the voting securities of the Company. The parties agree that Change of Control as herein defined includes the Change of Control upon which this Amended and Restated Employment Agreement becomes effective.

12.  Non-solicitation; Non-Hire.   (a) During Employment Term, the Consulting
Term, and so long after that as Executive serves as a director and/or continues to provide consulting services as mutually agreed, Executive will not solicit or induce employees to leave the Company's employ. (b) Executive will not, for a period of twelve months after the Effective Date of this Agreement, hire any person who, as of such date, was an employee of the Company. Notwithstanding the foregoing, the provisions of this section



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12(b) do not apply to the following named persons after June 30, 1996:  Steve
Russell; and Jussi Ketonen. (c) The provisions of sections 12(a) and (b) may be waived on a case-by-case basis by written agreement of the Executive and the Company.

13. Non-Competition. (a) Executive agrees that so long as he remains employed and/or so long after that as he continues to serve as a director, he will not become an officer, employee, agent, partner, founder, consultant, director or holder of more than 10% of the equity or debt of any business enterprise (or division or operating group thereof, as appropriate) operating in direct competition with the Company's business, defined as "document imaging and workflow software and services commercially available on the date of termination of Executive's employment." The parties agree that for purposes of this Agreement, the Company's business does not include developing and marketing client/server application software aimed at customer-centric case management business applications across target industry segments.

         (b) Notwithstanding the foregoing however, for a period of twelve (12) months from the Effective Date of this Agreement, regardless of the status of his employment, Executive will not become an officer, employee, agent, partner, founder, consultant, director or holder of more than 10% of the equity or debt of any of the following named organizations: FileNet Corporation; Wang Computers; The Workflow Division of International Business Machines; and Optica, Inc.

         (c) The Company further recognizes and agrees that Executive will be establishing a new business venture aimed at developing and marketing the application software described above, which venture will commence formal operations after termination of his employment with Company. Executive shall provide Company up to thirty (30) days' notice in advance of the date on which his new business venture is scheduled to commence operations (provided that in the event his termination is by the Company, the Company has provided at least 30 days' notice of termination to Executive), during which time the parties may discuss forms of possible cooperation between their respective business entities.

         (d) Executive stipulates that the remedy at law for any breach or threatened breach of Sections 12 or 13 would be inadequate and that damages would be impossible to measure, and accordingly agrees that in addition to any other remedies, a restraining order and/or injunction (without bond) may be issued for such breach or threatened breach.

14. Transfer of equipment. On termination of Executive's employment, the Company shall take all action necessary to transfer and assign to Executive the personal computers, printers, monitors and other computer hardware accessories, and cellular telephone, actively used by Executive in the course of his duties, up to a maximum value for these items of $20,000.

15. Third Party Licenses. On termination of Executive's employment, the Company shall assign to Executive all software then actively used by Executive in the course of his duties covered by "shrink-wrap" licenses from third parties which by their terms are assignable to the possessor of the applicable disk and documentation.



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16. Withholding; No Offset.  Payments and transfers of salary, bonus and severance payments made during the Employment Term are subject to tax withholding, to the extent applicable. Payments and transfers of salary continuation, bonus and severance payments made during the Consulting Term are not subject to tax withholding. Executive is not required to mitigate the amount of any payment by Company, whether by seeking new employment or in any other manner, and Company's obligations shall not be reduced through Executive's employment by or activities on behalf of other entities or by the absence of such employment or activities.

17. Successors. The Company shall require any successor or assignee, in connection with any sale, transfer or other disposition of all or substantially all of the Company assets or business, whether by purchase, merger, consolidation or otherwise, expressly to assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company", as used in this Agreement, shall mean the Company as defined above and any successor or assignee to the business and assets which by reason hereof becomes bound by the terms and provisions of this Agreement.

18. Confidentiality. Except as required by applicable laws, neither party shall disclose the contents of this Agreement without first obtaining the prior written consent of the other party, provided, however, that the Executive may disclose this Agreement to his attorney, financial planner and tax advisor if such persons agree to keep the terms hereof confidential.

19. Arbitration. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration pursuant to the rules then in effect of the American Arbitration Association in San Mateo County, California; provided, however, that this arbitration provision shall not preclude the Company from seeking injunctive relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or confidential and proprietary information. All costs and expenses of arbitration or litigation, including but not limited to attorneys fees and other costs reasonably incurred by the Executive, shall be paid by the party who shall not have prevailed in the arbitration all as conclusively determined by the arbitrators. Judgment may be entered on the award of the arbitration in any court having jurisdiction.

20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state.

21. Integration. This Agreement, the Proprietary Information Agreement, Stock Restriction Agreement, Stock Option Agreements (as amended to date), and any written Company plans that are referenced herein, represent the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements, whether written or oral. No waiver, alteration, or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.



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22.      Voluntary Execution; Conflict Waiver.  The Executive has received independent legal counsel regarding this Agreement, which was drafted jointly by the Executive's and the Company's counsel. The Executive is signing this Agreement knowingly and voluntarily. The Company and the Executive acknowledge that Wilson, Sonsini, Goodrich & Rosati ("WSGR") has acted as counsel to the Company in negotiating this Agreement and may continue to serve as the Company's general counsel in the future, acknowledge that each has received full disclosure of any potential conflict of interest which may result from such representation, and knowingly and voluntarily waive any such conflict of interest.

23. Release of Claims. Executive agrees that on the date his employment from Company terminates, he will execute a release in the form attached to this Agreement as Exhibit B.

24. Independent Advice. In negotiating this Agreement, Executive acknowledges that he has been represented by his own counsel and has received his own independent tax advice. The Company has no responsibility for any tax consequences which may result from the transactions described in this Agreement.

25. Counterparts. This Agreement may be executed in counterparts, which together will constitute one instrument.

26. Effective Date. This Agreement becomes effective on the effective date of a merger between the Company and Caere Corporation. In the event that such merger does not become effective on or before March 31, 1996, this Agreement shall be null and void.



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Agreed to this           day of              , 1995.
               ---------        -------------



EXECUTIVE                                   VIEWSTAR CORPORATION


                                            By:
-----------------------------------            ---------------------------------
Kamran Kheirolomoom                            F. Gibson Myers, Jr.
                                               Director and Member,
                                               Compensation Committee


Each person executing this Revised Employment Agreement represents and warrants that he has the full authority to enter into this Agreement and to fully bind the party to be bound.



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                               CONSENT OF SPOUSE
------------------------------------------------

         I hereby consent to this Agreement for purposes of any community property interest I may have in the foregoing arrangements. I have had the opportunity to seek independent counsel with regard to this consent and knowingly and voluntarily waive the right to such counsel.


Dated:
                                            ------------------------------------
                                                   Printed Name of Spouse


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                                   EXHIBIT A


                         ADDITIONAL STOCK OPTION GRANT


         (A) Option Grant. Effective this 20th day of May, 1994, (the "Grant Date"), the Executive shall be granted a stock option to purchase up to 50,000 shares of the Company's Common Stock (the "Additional Option"). The Additional Option shall have a ten (10)-year term, subject to earlier termination as provided in the Plan and shall have an exercise price equal to the fair market value of the Common Stock on the Grant Date, as determined by the Board but which option exercise price shall be no greater than $1.50 per share. The Additional Option shall be an incentive stock option to the extent permitted by Section 422 of the Internal Revenue Code.

         (B) Vesting. So long as Executive's employment has not been terminated for cause or disability, the Executive's right to exercise the Additional Option shall vest 100% on May 20, 2002. In the event before December 31, 1995 of either an IPO or the Company entering into a strategic corporate relationship involving an equity investment in the Company of not less than $5 million, the Executive's right to exercise the Additional Option shall accelerate so that, at the time of either of such events, the Additional Option shall become vested as to 2% of the number of shares initially subject to the option for each month elapsed from the grant date to the date of such event, and shall continue to vest at the rate of 2% per month during the remainder of the Employment Term and the Consulting Term (including, if applicable, any continuation period).

         For purposes of this Stock Option Grant, termination for "Cause" shall mean (i) the willful failure by the Executive to substantially perform his material duties within 10 days after written demand for substantial improvement in performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, (ii) the Executive's failure (in a material respect) to follow reasonable policies or directives established by the Board within 10 days after written notice to the Executive by the Board that the Executive is not following such policies or directives, (iii) bad faith conduct that is materially detrimental to the Company, or (iv) the conviction of the Executive of any crime involving the property or business of the Company.

         (C) Early Exercise. The Executive may, at his election, exercise the Additional Option as to shares that are not yet vested (the "Unvested Shares"). The Executive may purchase Additional Option shares, including Unvested Shares, by delivering to the Company a promissory note (the "Promissory Note"), which shall be a non-interest bearing full-recourse note that is due and payable in full upon the earliest of (i) five (5) years, (ii) 18 months following an initial public offering of the Company's Common Stock to the public registered under Form S-1 (or any successor form) with the Securities and Exchange commission under the Securities Act of 1933, as amended (an "IPO"), or (iii) in the event of a Change of Control (as defined herein) of the Company in which the Executive receives either cash or marketable securities for his Common Stock, thirty (30) days after such Change of Control, provided that if the securities received are subject to restrictions on transfer, thirty (30) days after such restrictions no longer apply.

         Unvested Shares shall be subject to the Company's right to repurchase such Shares at the Executive's original cost upon the Executive's termination of all services (whether as an employee or a consultant) for any reason (the "Repurchase Right"). Subject to applicable laws, the Repurchase Right shall be mandatory in the event the fair market value of the Unvested Shares at the time of the Executive's termination of employment (or expiration of the Continuation period, whichever is applicable) is less than the Executive's original cost therefor. The Repurchase Right shall be exercisable for a period of twelve
(12) months, commencing with the Executive's termination of employment with the Company' provided, however, that in the case of a termination without cause or for disability, the twelve (12)-month period shall commence upon the expiration of the consulting term or any continuation period. Subject to a Change of Control, the Repurchase Right shall lapse on the same schedule as the Additional Option would have vested under Section (B). Unvested Shares shall be issued in the Executive's name but shall be placed in escrow with the Company pending completion of the vesting periods. Vesting of the Unvested Shares is dependent upon the Executive's continued services to the Company as an employee or consultant.



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